Amendment No. 1 to Distribution Agreement

This Amendment No. 1 to the Distribution Agreement (this “Amendment”) between ALPS Series Trust, a Delaware statutory trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (the “Distributor”), is effective as of May 4, 2018.

WHEREAS, the Trust and the Distributor have entered into a Distribution Agreement dated April 16, 2018, as amended (the “Agreement”); and

WHEREAS, the Trust and the Distributor wish to amend the Agreement to reflect the removal of one Fund offered under the Trust.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Appendix A to the Agreement is hereby deleted in its entirety and replaced with a new Appendix A attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS SERIES TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ Jeremy O. May	By:	/s/ Steven B. Price
Name:	Jeremy O. May	Name:	Steven B. Price
Title:	President	Title:	Senior Vice President & Director of Distribution Services

APPENDIX A

LIST OF FUNDS

Beacon Accelerated Return Strategy Fund

Beacon Planned Return Strategy Fund

Clarkston Partners Fund

Clarkston Fund

Clarkston Founders Fund

Clarkston Select Fund

DDJ Opportunistic High Yield Fund

Insignia Macro Fund

Seven Canyons Strategic Income Fund

Seven Canyons World Innovators Fund

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